Exhibit 4.1

Alaia Capital, LLC

62 West 45th St.

5th Floor

New York, NY 10036

August 11, 2021

Strategas Policy Basket Portfolio, Strategas Trust, Series 1-2

c/o The Bank of New York Mellon, as Trustee

240 Greenwich Street, Floor 22W

New York, New York 10286

Re:	Strategas Trust, Series 1-2 (the “Trust”)

Ladies and Gentlemen:

We have examined Amendment No. 1 to the Registration Statement (File No. 333-256713) for the above captioned Trust. We hereby consent to the use in the Registration Statement of the references to Alaia Capital, LLC as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Very truly yours,

Alaia Capital, LLC

By:	/s/ Ian Shainbrown
Name: Ian Shainbrown
Title: Executive Vice President